Exhibit 99.1

                      MetroCorp Bancshares, Inc.
 Announces Record Net Income of $3.2 million, or $0.44 Per Share, in
                          First Quarter 2006

    HOUSTON--(BUSINESS WIRE)--April 24, 2006--MetroCorp Bancshares, Inc. (Nasdaq:MCBI), a Texas corporation which through its subsidiary, MetroBank, N.A., provides community banking services in Houston and Dallas, Texas, and through its subsidiary, First United Bank ("First United"), provides community banking services in San Diego and Los Angeles, California, today announced net income of $3.2 million for the first quarter of 2006, up approximately $971,000 or 43.0% compared with the same quarter in 2005. Diluted earnings per share for the first quarter 2006 were $0.44 compared with $0.31 for the same quarter in 2005.

    First Quarter Highlights

    -- Record net income of $3.2 million, up 43.0% compared with same quarter of 2005

    -- Fully diluted earnings per share of $0.44, an increase of 41.2% compared with same quarter of 2005

    --  Total loans increased to $786.7 million

    --  Total deposits increased to $971.9 million

    --  Return on average equity (ROAE) of 13.85%

    --  Return on average assets (ROAA) of 1.16%

    George M. Lee, President and CEO of MetroCorp Bancshares, Inc. expressed, "It is very encouraging to be able to start out strong in 2006, a year that many expect to be a more challenging market climate for the banking industry compared with 2005. Our first quarter 2006 earnings are 43% higher than the same quarter of 2005, and 11% higher than the preceding fourth quarter of 2005. In addition to the improvements made in both loans and deposit growth, the management team is especially pleased with the reduction of our nonperforming assets. Nonperforming assets as of March 31, 2006 is the lowest it has been since the fourth quarter of 2002, declining $3.6 million to $13.7 million, an indicator of the fundamental improvements made by our management team. Our first quarter net interest margin of 4.86% compares favorably to our peers in the highly competitive Texas and California markets. We are experiencing synergistic opportunities in Texas and California, and with a solid foundation established, we plan to continue to invest in our growth strategies in both markets to ensure consistent and sustainable growth."
    Interest income and expense. Interest income for the three months ended March 31, 2006 was $19.5 million, up approximately $6.8 million or 53.0% compared with $12.8 million for the same period in 2005. Higher interest income was the result of an increase in both average earning assets and average yield. The increase in average earning assets was due to the acquisition of First United as well as the organic growth of the loan portfolio. Average total loans for the first quarter of 2006 were $772.9 million compared with $595.8 million for the first quarter of 2005, an increase of 29.7%. The yield on average earning assets for the first quarter of 2006 was 7.44% compared with 5.94% for the first quarter of 2005, an increase of 150 basis points. The increase in the yield on average earning assets was primarily attributable to the Federal Reserve's fifteen interest rate increases since June 2004, of which eight occurred since March 31, 2005. The majority of the Company's loan portfolio is comprised of variable and adjustable rate loans that benefit the Company during periods of increases in the prime rate.
    Interest expense for the three months ended March 31, 2006 was $6.8 million, up approximately $3.5 million or 103.5% compared with $3.3 million for the same period in 2005. The increase in interest expense was due to an increase in interest-bearing deposits acquired with First United, an increase in rates paid, and the issuance of $36.1 million in junior subordinated debentures in October 2005 in connection with the acquisition of First United. Average interest-bearing deposits were $773.5 million for the first quarter of 2006 compared with $582.5 million for the first quarter of 2005, an increase of 32.8%. The cost of average interest-bearing liabilities for the first quarter of 2006 was 3.29% compared with 2.08% for the first quarter of 2005, an increase of 121 basis points. The increase in rates primarily reflected the impact of the Federal Reserve's interest rate increases.
    The net interest margin for the three months ended March 31, 2006 was 4.86%, up 47 basis points compared with 4.39% for the same period in 2005. The increase was primarily the result of an increase in the yield on earning assets of 150 basis points that was the result of a higher yield on loans. The yield on loans for the first quarter of 2006 was 8.62% compared with 6.85% for the first quarter of 2005, an increase of 177 basis points. The increase in the yield on earning assets was partially offset by an increase in the cost of average earning assets of 103 basis points.
    Net interest income before the provision for loan losses for the three months ended March 31, 2006 was $12.7 million, up approximately $3.3 million or 35.2% compared with $9.4 million for the same period of 2005.
    Noninterest income and expense. Noninterest income for the three months ended March 31, 2006 was $1.9 million, down approximately $131,000 or 6.4% compared with the same period in 2005. The decrease was primarily due to reduced service fees, which were partially offset by increases in other loan-related fees and letters of credit commissions and fees, and a reduction of other noninterest income which was the result of $99,000 received in the first quarter of 2005 relating to changes on ATM network arrangements. The decrease in service fees was the result of new and promotional free products offered to attract core deposits, and an increase in earnings credit on commercial demand deposit accounts.
    Noninterest expense for the three months ended March 31, 2006 was $9.5 million, up approximately $1.8 million or 23.9% compared with $7.7 million for the same period in 2005. Approximately $1.2 million of the increase was attributable to noninterest expenses incurred by First United during the first quarter of 2006. Salaries and benefits expense for the three months ended March 31, 2006 was $5.3 million, up $1.2 million compared with $4.1 million for the same period in 2005. The increase was primarily due to the staff added in the First United acquisition, and severance expenses with respect to one executive officer. Other noninterest expense for the three months ended March 31, 2006 was $2.6 million, up $842,000 compared with $1.8 million for the same period in 2005 primarily due to the impact of the First United acquisition, higher audit fees, an increase in legal fees, and intangible asset amortization.
    Provision for loan losses. The provision for loan losses for the three months ended March 31, 2006 was $258,000, a decrease of $216,000 compared with $474,000 for the same period in 2005 primarily due to recoveries of amounts previously charged-off and a reduction of nonperforming assets. The allowance for loan losses as a percent of total loans at March 31, 2006 and 2005 was 1.75% and 1.82%, respectively.
    Net recoveries for the three months ended March 31, 2006 were $302,000 compared with net charge-offs of $1.6 million for the same period in 2005. Net recoveries for the three months ended March 31, 2006 primarily consisted of recoveries from two loans and a $950,000 charge-off on a loan to a wholesale food distribution business. Approximately $850,000 was recovered on one loan related to a hotel property that was previously classified as nonaccrual. The borrowers sold the property in the first quarter and the loan was paid in full. The Company also recovered approximately $330,000 on one loan related to a prior charge-off on a convenience store/gas station credit.
    Asset Quality. Total nonperforming assets at March 31, 2006 were $15.8 million compared with $19.5 million at December 31, 2005. The decrease was primarily due to the above-mentioned payoff of a loan to a hotel and payments received on a loan to a shrimp processing business.
    At March 31, 2006, nonperforming assets consisted of $11.0 million in nonaccrual loans, $519,000 in accruing loans that were 90 days or more past due, and $4.3 million in other real estate. Net nonperforming assets, which are total nonperforming assets net of the portion of loans guaranteed by the Small Business Administration, the Export Import Bank of the United States, or the Overseas Chinese Community Guaranty Fund, at March 31, 2006, were $13.7 million compared with $17.3 million at December 31, 2005. Approximately $5.2 million of such nonaccrual loans are collateralized by real estate, which represented 47.4% of total nonaccrual loans at March 31, 2006. While future deterioration in the loan portfolio is possible, management is continuing its risk assessment and resolution program.
    Management conference call. On Tuesday, April 25, 2006, the Company will hold a conference call at 10:00 a.m. Central (11:00 a.m. Eastern) to discuss the first quarter 2006 results. A brief management presentation will be followed by a question and answer period. To participate by phone, U.S. callers may dial 1-877-407-8291 (International callers may dial 1-201-689-8345) and ask for the MetroCorp conference. The call will be webcast by Thomson/CCBN and can be accessed at MetroCorp's web site at www.metrobank-na.com. An audio archive of the call will be available approximately one hour after the call and will be accessible at www.metrobank-na.com in the Investor Relations section.
    MetroCorp Bancshares, Inc., provides a full range of commercial and consumer banking services through its wholly owned subsidiaries, MetroBank, N.A. and First United Bank. The Company has 15 full-service banking locations in the greater Houston, Dallas, San Diego and Los Angeles metropolitan areas. As of March 31, 2006, the Company had consolidated assets of $1.14 billion. For more information, visit the Company's web site at www.metrobank-na.com.
    The statements contained in this release that are not historical facts may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements describe the Company's future plans, projections, strategies and expectations, are based on assumptions and involve a number of risks and uncertainties, many of which are beyond the Company's control. Important factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: (1) general business and economic conditions in the markets the Company serves may be less favorable than expected which could decrease the demand for loan, deposit and other financial services and increase loan delinquencies and defaults; (2) changes in the interest rate environment which could reduce the Company's net interest margin; (3) changes in management's assumptions regarding the adequacy of the allowance for loan losses;
(4) legislative or regulatory developments including changes in laws concerning taxes, banking, securities, insurance and other aspects of the financial securities industry; (5) the effects of competition from other financial institutions operating in the Company's market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the Internet; (6) changes in accounting principles, policies or guidelines; and (7) the Company's ability to adapt successfully to technological changes to meet customers' needs and developments in the market place. All written or oral forward-looking statements are expressly qualified in their entirety by these cautionary statements. Please also read the additional risks and factors described from time to time in the Company's reports and other documents filed with the Securities and Exchange Commission.



                      MetroCorp Bancshares, Inc.
                 (In thousands, except share amounts)
                              (Unaudited)

                                          March 31,      December 31,
                                            2006             2005
                                        -------------- --------------
Consolidated Balance Sheets
---------------------------
                 Assets
Cash and due from banks                       $25,570        $28,213
Federal funds sold and other investments       67,046         53,599
                                        -------------- --------------
    Total cash and cash equivalents            92,616         81,812
Securities available-for-sale, at fair
 value                                        224,310        236,100
Loans, net of allowance for loan losses
 of $13,729 and $13,169 respectively          772,964        758,304
Accrued interest receivable                     4,763          4,835
Premises and equipment, net                     6,125          6,196
Goodwill                                       21,607         21,607
Core deposit intangibles                        1,310          1,428
Customers' liability on acceptances             4,007          3,148
Foreclosed assets, net                          4,286          3,866
Other assets                                   11,466         10,908
                                        -------------- --------------
  Total assets                             $1,143,454     $1,128,204
                                        ============== ==============

  Liabilities and Shareholders' Equity
Deposits:
  Noninterest-bearing                        $183,859       $195,422
  Interest-bearing                            788,007        766,328
                                        -------------- --------------
    Total deposits                            971,866        961,750
Junior subordinated debentures                 36,083         36,083
Other borrowings                               25,575         26,054
Accrued interest payable                        1,115          1,126
Acceptances outstanding                         4,007          3,148
Other liabilities                               9,829          7,815
                                        -------------- --------------
  Total liabilities                         1,048,475      1,035,976
Commitments and contingencies                       -              -
Shareholders' equity:
  Common stock, $1.00 par value,
   20,000,000 shares authorized;
   7,329,977 shares are issued and
   7,256,461 shares and 7,232,239
   shares are outstanding at March 31,
   2006 and December 31, 2005,
   respectively                                 7,330          7,330
  Additional paid-in-capital                   28,835         28,576
  Retained earnings                            62,821         60,023
  Accumulated other comprehensive income
   (loss)                                      (3,264)        (2,783)
  Treasury stock, at cost                        (743)          (918)
                                        -------------- --------------
    Total shareholders' equity                 94,979         92,228
                                        -------------- --------------
    Total liabilities and shareholders'
     equity                                $1,143,454     $1,128,204
                                        ============== ==============


Nonperforming Assets and Asset Quality
 Ratios
--------------------------------------
Nonaccrual loans                              $11,002        $15,606
Accruing loans 90 days or more past due           519             32
Other real estate ("ORE")                       4,286          3,866
                                        -------------- --------------
Total nonperforming assets                     15,807         19,504
Less nonperforming loans guaranteed by
 the SBA, Ex-Im Bank, or the OCCGF             (2,110)        (2,210)
                                        -------------- --------------
Net nonperforming assets                      $13,697        $17,294
                                        ============== ==============

Net nonperforming assets to total assets         1.20%          1.53%
Net nonperforming assets to total loans
 and ORE/OAR                                     1.73%          2.23%
Allowance for loan losses to total loans         1.75%          1.71%
Allowance for loan losses to net
 nonperforming loans                           145.88%         98.07%
Net charge-offs (recoveries) to total
 loans                                          (0.04)%         0.20%
Net charge-offs (recoveries)                    $(302)        $1,575
Total loans to total deposits                   80.95%         80.22%

Total loans                                  $786,693       $771,473
Allowance for loan losses                     $13,729        $13,169


                      MetroCorp Bancshares, Inc.
               (In thousands, except per share amounts)
                             (Unaudited)

                                        As of or for the three months
                                               ended March 31,
                                        -----------------------------
                                            2006           2005
                                        -------------- --------------
Average Balance Sheet Data
--------------------------
Total assets                               $1,132,457       $908,238
Securities                                    231,155        266,410
Total loans                                   772,913        595,808
Allowance for loan losses                      13,811         11,042
Net loans                                     759,102        584,766
Total deposits                                962,253        748,140
FHLB and other borrowings                      62,742         66,187
Total shareholders' equity                     94,617         86,948

Income Statement Data
---------------------
Interest income:
  Loans                                       $16,423        $10,070
  Securities:
    Taxable                                     2,264          2,422
    Tax-exempt                                    206            218
  Federal funds sold and other
   investments                                    638             54
                                        -------------- --------------
      Total interest income                    19,531         12,764
Interest expense:
  Time deposits                                 5,027          2,375
  Demand and savings deposits                     916            386
  Other borrowings                                843            573
                                        -------------- --------------
      Total interest expense                    6,786          3,334
Net interest income                            12,745          9,430
Provision for loan losses                         258            474
                                        -------------- --------------
Net interest income after provision for
 loan losses                                   12,487          8,956
Noninterest income:
  Service fees                                  1,461          1,628
  Other loan-related fees                         211            145
  Letters of credit commissions and fees          171            142
  Other noninterest income                         76            135
                                        -------------- --------------
      Total noninterest income                  1,919          2,050
Noninterest expense:
  Salaries and employee benefits                5,290          4,136
  Occupancy and equipment                       1,544          1,338
  Foreclosed assets, net                           43            410
  Other noninterest expense                     2,634          1,792
                                        -------------- --------------
      Total noninterest expense                 9,511          7,676
Income before provision for income taxes        4,895          3,330
Provision for income taxes                      1,664          1,070
                                        -------------- --------------
Net income                                     $3,231         $2,260
                                        ============== ==============

Per Share Data
--------------
Earnings per share - basic                      $0.45          $0.31
Earnings per share - diluted                     0.44           0.31
Weighted average shares outstanding:
  Basic                                         7,245          7,194
  Diluted                                       7,385          7,292
 Dividends per common share                     $0.06          $0.06

Performance Ratio Data
----------------------
Return on average assets                         1.16%          1.01%
Return on average shareholders' equity          13.85%         10.54%
Net interest margin                              4.86%          4.39%
Efficiency ratio                                64.86%         66.86%
Equity to assets (Average)                       8.36%          9.57%




    CONTACT: MetroCorp Bancshares, Inc., Houston
             George Lee, 713-414-3506
             or
             David Choi, 713-414-3768